Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Reports Record Revenues and Earnings for the Quarter and Year Ended December 31, 2005

TAMPA, FL – (PR Newswire)—March 7, 2006—Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) today reported record revenues for the quarter ended December 31, 2005 of $175.3 million, a 13.1% increase over fourth quarter revenues of $155.0 million last year. This represents the twelfth consecutive quarterly year-over-year increase in revenues. Revenue for the year ended December 31, 2005 increased 9.0% to $678.1 million from $622.0 million last year. Transportation revenues increased 8.3% from the prior-year quarter and by 4.9% from the prior year end, primarily due to rate increases.

Net income for the quarter was $6.2 million, as compared with a net loss of ($6.4) million in the fourth quarter of last year. Earnings per fully diluted share were $0.32 in the fourth quarter of 2005, compared with a net loss per fully diluted share of ($0.35) for the same period last year. Net income for the fourth quarter of 2005 included a pre-tax benefit of $0.5 million related to a change in actuarial assumptions in one of our pension plans.

Net income for the year was $11.9 million or $0.62 per fully diluted share, as compared with a net loss of ($10.7) million, or ($0.57) per fully diluted share for the same period last year.

Commenting on the results and outlook, Chief Executive Officer Jerry Detter said, “We are pleased that many of the process improvements we began to implement in 2005 have helped us obtain a profitable quarter, and are optimistic that we have built a solid foundation for our future. We are especially proud of the improvements in driver counts we achieved in the fourth quarter of 2005 and first two months of this year. As we enter 2006, even though we face an increasing interest rate environment and have experienced somewhat softer seasonal demand than anticipated, we continue to view the year positively and remain confident with our previously stated operating objectives for 2006 revenue, earnings and debt reduction”.

Chief Financial Officer, Timothy Page stated “We are pleased to announce under SOX 404, that we have maintained effective internal control over financial reporting as of December 31, 2005 and such assessment has been affirmed by our outside auditors, PwC. We also acquired the assets of a competitor in January 2006 for approximately $3.5 million, before contingent payments. This small strategic acquisition is already contributing positively to our business and we expect it to generate approximately $10 million in revenue in 2006 and further strengthen our business with one of our major customers.”

As previously announced, the Company will host a conference call for investors to discuss these results on Tuesday, March 14, 2006 at 8:00 a.m. Eastern time. The dial-in number is 800-500-0311 toll free; the passcode is 5254726. A replay of the call will be available until April 14, 2006, by dialing 888-203-1112; passcode 5254726. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiaries, Quality Carriers, Inc. and Transplastics, Inc. and through its affiliates and owner-operators, manages approximately 3,500 tractors and 7,500 trailers. The Company provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This earnings release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, the cyclical nature of the transportation industry, claims exposure, adverse weather conditions, dependence on affiliates and owner-operators, change in government regulation, including transportation, environmental and anti-terrorism laws, fluctuations in fuel pricing or availability, increases in interest rates, changes in senior management, the Company’s ability to successfully integrate acquired businesses, the Company’s ability to achieve anticipated operating results in fiscal 2006, the loss of the Company’s ability to use net operating losses and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
OPERATING REVENUES:
Transportation	$137,501	$126,916	$546,527	$520,916
Other service revenues	16,583	16,988	67,516	70,607
Fuel surcharge	21,197	11,076	64,033	30,492

Total operating revenues	175,281	154,980	678,076	622,015

OPERATING EXPENSES:
Purchased transportation	122,278	105,922	471,238	420,565
Compensation	16,056	13,651	62,558	58,702
Fuel, supplies and maintenance	9,848	8,132	35,897	33,480
Depreciation and amortization	3,850	4,858	16,714	22,493
Selling and administrative	4,419	6,687	20,433	25,053
Insurance claims	3,247	3,737	19,183	22,793
Taxes and licenses	661	842	2,894	3,241
Communications and utilities	2,280	1,685	7,932	6,945
Loss (gain) on disposal of property and equipment	(45)	1,122	288	2,442
Impairment on property and equipment	75	2,923	75	2,923
PPI class action settlement and related expenses	—	3,471	1,039	8,314

Total operating expenses	162,669	153,030	638,251	606,951

Operating income	12,612	1,950	39,825	15,064

Interest expense, net	7,073	6,152	26,712	22,343
Write off of debt issuance costs	—	—	1,110	—
Other (income) expense	(100)	643	(222)	857

Income (loss) before taxes	5,639	(4,845)	12,225	(8,136)
Provision (benefit) for income taxes	(550)	1,563	352	2,421

Net income (loss)	$6,189	$(6,408)	$11,873	$(10,557)
Preferred stock and minority dividends	—	(145)	—	(145)

Net income (loss) attributable to common shareholders	$6,189	$(6,553)	$11,873	$(10,702)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.33	$(0.35)	$0.63	$(0.57)

Diluted	$0.32	$(0.35)	$0.62	$(0.57)

Weighted average number of shares
Basic	18,952	18,919	18,934	18,910
Diluted	19,161	18,919	19,301	18,910

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,636	$2,700
Accounts receivable, net	101,353	100,836
Current maturities of notes receivable from affiliates	145	839
Prepaid expenses	5,336	4,845
Prepaid tires	7,360	7,498
Other	5,088	2,071

Total current assets	120,918	118,789
Property and equipment, net	115,199	116,540
Assets held-for-sale	158	1,170
Goodwill	133,138	131,363
Intangibles, net	1,165	1,371
Notes receivable from affiliates, net	112	402
Other assets	11,931	9,663

Total assets	$382,621	$379,298

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$1,515	$1,400
Accounts payable	16,609	14,508
Affiliates and independent owner-operators payable	11,979	9,983
Accrued expenses	22,046	33,070
Environmental liabilities	8,516	11,183
Accrued loss and damage claims	9,598	33,670
Income taxes payable	216	2,551

Total current liabilities	70,479	106,365
Long-term indebtedness, less current maturities	287,601	275,150
Environmental liabilities	8,643	14,415
Accrued loss and damage claims	25,032	4,906
Other non-current liabilities	10,213	9,557
Deferred tax liability	930	1,172

Total liabilities	402,898	411,565
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ DEFICIT:
Common stock, no par value; 29,000 authorized, 19,123 issued at December 31, 2005 and 19,113 issued at December 31, 2004	359,772	357,777
Treasury stock, 93 and 73 shares at December 31, 2005 and 2004, respectively	(1,354)	(1,326)
Accumulated deficit	(168,398)	(180,271)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(19,079)	(18,042)
Stock purchase warrants	54	73
Unearned compensation, restricted stock and stock units	(1,975)	(1,077)
Stock subscriptions receivable	(1,541)	(1,645)

Total shareholders’ deficit	(22,110)	(34,100)

Total liabilities, minority interest and shareholders’ deficit	$382,621	$379,298

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Year ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,873	$(10,557)
Adjustments to reconcile to net cash and cash equivalents provided by Operating activities:
Deferred income taxes	(266)	(473)
Depreciation and amortization	16,714	22,493
Bad debt expense	1,219	2,526
Foreign currency transaction (gain) loss	(165)	652
Loss on disposal of property and equipment	288	2,442
Impairment loss on property and equipment	75	2,923
Write-off of excess deferred financing costs	1,110	—
Amortization of restricted stock and stock options	1,077	609
Amortization of deferred financing costs	1,855	1,690
Amortization of bond discount	233	—
Minority dividends	145	—
Changes in assets and liabilities:
Accounts and other receivables	(1,736)	(25,330)
Notes receivable from affiliates	984	87
Prepaid expenses	(491)	(1,279)
Prepaid tires	(421)	479
Other assets	(5,019)	(164)
Accounts payable and accrued expenses	(6,508)	19,952
Environmental liabilities	(8,439)	(3,376)
Accrued loss and damage claims	(3,946)	1,405
Affiliates and independent owner-operators payable	1,996	2,664
Other liabilities	(207)	(3,309)
Current income taxes	(2,311)	2,033

Net cash provided by operating activities	8,060	15,467

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,876)	(9,916)
Acquisition of business assets	(4,466)	(781)
Proceeds from sales of property and equipment	4,258	3,094

Net cash used in investing activities	(15,084)	(7,603)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	83,300	—
Principal payments on long-term debt and capital lease obligations	(78,927)	(1,759)
Proceeds from revolver	140,600	3,800
Payments on revolver	(133,400)	(5,000)
Deferred financing fees	(3,231)	(1,241)
Change in book overdraft	(2,415)	(1,742)
Minority dividends	(145)	(145)
Other stock transactions	76	17

Net cash provided by (used in) financing activities	5,858	(6,070)

Net (decrease) increase in cash and cash equivalents	(1,166)	1,794

Effect of exchange rate changes on cash	102	(49)
Cash and cash equivalents, beginning of year	2,700	955

Cash and cash equivalents, end of period	$1,636	$2,700